Exhibit 16.1

August 21, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Samfine Creation Holdings Group Limited pursuant to Form 6-K for the month of August 2025 (Commission File Number: 001-42299) (copy attached), which we understand it will be filed with the Securities and Exchange Commission regarding “Change of Auditor”. We do not disagree with the contents of paragraphs one to three on the Form 6-K.

Very truly yours,

WWC, P.C.

Certified Public Accountants

Attachment